EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in post-effective Registration Statements Nos. 333-179417, 333-194231, 333-209761, 333-216171, 333-223492, 333-230061, and 333-236948 on Form S-8 of our report dated November 10, 2020, relating to the financial statements of Fair Isaac Corporation and the effectiveness of Fair Isaac Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fair Isaac Corporation for the year ended September 30, 2020.

/s/ DELOITTE & TOUCHE LLP

San Diego, CA

March 3, 2021